Exhibit 10.9

ARTIST PARTICIPATION AGREEMENT

This Agreement dated as of July 28, 2015, by and between Marcus Cooper (Artist’s Legal Name), p/k/a Pleasure P (Artist’s Pseudonym), with an address of ________________________ (the “Artist”), and Play Celebrity Games, Inc, with address of 10316 Feldfarm Lane, Suite 300, Charlotte, NC 28210 (the “Company”), and Stimulating Software, LLC d/b/a/ Celebrity Games Software, with address of 154 Gull Aire Blvd, Oldsmar, FL 34677 (the “Developer”); sometimes referenced together as the “parties”, or independently a “party”, to this “Agreement”.

1.	PRODUCT, TERM & TERRITORY

a) Product: A personalized game(s) selected by the Artist that will be available in most major mobile app stores as free to play software application and/or embedded within third-party mobile software delivery platforms (the “app”). The apps will be created using the computer software, technology, and know-how owned and/or licensed by the Developer, combined with the Artist’s likeness, image, music, celebrity rights, personality rights, and other creative works owned and/or licensed by the Artist, leveraging the Company’s business expertise, herein referred to as the combined “Product”.

b) Term: The term of this agreement will be effective as of the date first mentioned above and will remain in effect through the date that is Twenty Four months (24) MONTHS (the “Term”). At the end of the Term, or earlier if upon Termination described below, Company and Developer shall have no right to distribute the Product nor any materials embodying Artist’s Personality Rights, Compositions, and/or Masters, as such terms are defined herein below, and shall take down the Product and all such materials, within ONE HUNDRED (100) business days from the end of the Term, and all rights granted shall immediately revert to Artist.

c) Developer: The parties acknowledge the Developer is the exclusive provider of the apps, and technical know-how, for the Product(s), under separate written agreement by the Company.

d) Territory: The territory of this Agreement shall be Worldwide (the “Territory”).

2.	NAME, LIKENESS, AND APPROVALS

a) Name, Likeness, Statements: Subject to Company securing any and all licenses, consents, and permissions at its sole cost and expense, Company and Developer shall have the non-exclusive right, solely during the Term, and throughout the Territory to use Artist’s professional name, logo, approved voice, approved performance, approved character, and approved photograph, approved likeness and approved biographical material of Artist (“Artist’s Personality Rights”) solely in the Product and in the approved advertising, publicity, marketing, and promotion thereof in any and all media now or hereafter known. For the avoidance of doubt, Company and Developer has no right to use the Product combined with other famous persons or entities without Artist’s prior consent. All uses of Artist Personality Rights, Masters, Compositions, and Artist Avatar as expressly allowed hereunder, must be in context uses. All rights not specifically granted to Company and Developer within this Agreement are expressly reserved by Artist. The Artist shall execute the attached standalone 1-page permission document to be provided to the various App Stores and related distribution channels as described in this Agreement.

b) Photographs: Artist shall provide Company and Developer with at least 3 pre-approved high-quality photographs for Developer and Company’s use solely as set forth in this agreement.

c) Approvals: All comments and/or approvals required pursuant to this Agreement shall be made in a timely manner, but in any case within ten (10) business days following Artist’s receipt of Developer or Company’s written request for approval, or a shorter time frame if Company’s reasonable and good faith business needs so dictate.  Failure to timely approve submitted materials, or to disapprove such submitted materials, shall be deemed as Artist’s approval. Notwithstanding anything to the contrary contained herein, it is expressly acknowledged and agreed that the following shall be subject to Artist’s prior written approval: (i) all digital images, photographs, film and video, Likenesses, and Artist Personality Rights and all other Artist intellectual property, which Company and Developer desires to use in connection with the Product or otherwise as expressly permitted hereunder; (ii) the final edit of the Product (including, without limitation, names and advertising materials, and any animated depictions of the Artist avatar and the means by, and context in which, such Avatar may be manipulated in the Product); (iii) all merchandising, sponsorships, tie-ins or the like relating to the Product; (iv) the details and nature of all promotional appearances by Artist hereunder; (v) any and all music, lyrics, Masters, and Compositions used in the Product and/or advertising for the Product as expressly allowed hereunder; and (vi) any and all press releases relating to the Artist. All of the foregoing shall be submitted to Artist for approval in writing prior to any use thereof. Artist shall not exercise or fail to exercise any approval rights hereunder in a way that would serve to intentionally frustrate the intent of this Agreement.

3.	OWNERSHIP

a) Artist acknowledges that the results and proceeds of Artist’s services hereunder (specifically excluding all Compositions, Masters, Artist’s name and Likeness, Artist’s Personality Rights, trademarks, logo, catch words, phrases, and elements of Artist’s persona) are works-for-hire as defined in the United States Copyright Act for Company and Developer, that Artist does not have, nor in the future will assert any right, title or interest of any kind or nature in such materials or Developer’s computer code. Subject to the foregoing, Company and Developer shall be the exclusive owner(s) of any materials and designs produced under this Agreement including, without limitation, any of the ideas, sketches, designs, announcements, gestures, phrases or words (specifically excluding all Compositions, Masters, Artist’s name and Likeness, Artist’s Personality Rights, trademarks, logo, catch words, phrases, and elements of Artist’s persona) incorporated therein. To the extent that the results and proceeds of Artist’s performance is for any reason not considered a work made for hire, Artist hereby assigns to Company and Developer to the extent legally permissible, all right, title and interest in and to such work products (specifically excluding all Compositions, Masters, Artist’s name and Likeness, Artist’s Personality Rights, trademarks, logo, catch words, phrases, and elements of Artist’s persona). Artist hereby waives any moral rights therein to the fullest extent permitted by law.

b) Any and all goodwill related to Developer and Company’s use (as expressly permitted in this Agreement) of Artist’s name and Likeness and/or Artist’s intellectual property, including without, limitation, all Compositions, Masters, Artist’s name and Likeness, Artist’s Personality Rights, trademarks, logo, catch words, phrases, and elements of Artist’s persona, will inure solely to the benefit of the Artist.

c) The parties acknowledge that the Developer is providing exclusive technical services relating to the Product(s), including but not limited to its extensive game, entertainment, and general portfolio of apps and computer code; accordingly, the parties hereby authorize the Developer, under the direction of the Company, to create, produce, publish, and maintain, the Product(s) for the Term of this Agreement.

4.	ROYALTY

a) Company shall pay Artist a royalty in connection with Company’s GROSS Revenues earned in connection with the sale or other disposition of the Product as follows:

(i) Advertising - The Artist is paid as follows: Twenty Five percent (25%) of Gross Revenues. Gross revenues is defined as Ad revenue - 20% admin fee = Gross Revenue payable to Artist. Example $1.00 of Revenue - admin fee of $.20 = $.80. The $.80 is the Gross Revenue with the Artist paid their Royalty of 25% or $.20 (Twenty Cents) of funds actually received;

(ii) In App Purchases - The Artist is paid as follows: Twenty Five percent (25%) of Gross In-App Revenues. Gross Ad Revenues is defined as In-App Revenue Paid to Company and/or Developer - (minus) 20% fee = Gross Revenue payable to Artist. Example $1.00 of Total Revenue Paid to Company and/or Developer - $.20 admin fee = $.80. The $.80 is the Gross Revenue the Artist is paid their Royalty of 25% or $.20 (Twenty Cents). IT IS UNDERSTOOD THAT REVENUE IS FUNDS ACTUALLY RECEIVED AFTER ALL FEE’S FROM GOOGLE, AMAZON, TOPFAN, APPLE, OR OTHER SIMILAR PLATFORM OR APP STORE. Therefore, if the app store charges a user $1.00 for an in app purchase and Apple (or similar platform) charge 30%, than revenue to Company and/or Developer would be $.70. It would be from the funds actually received of $.70 that the Admin fee of 20% is deducted to in turn determine Gross Revenue.

(iii) Artist will be paid on a Monthly basis which will report to them the activity from prior month’s activity of the date funds are actually received. IT IS UNDERSTOOD THAT SOME ADVERTISING COMPANIES, APP STORES, AND SIMILAR PLATFORMS, CAN TAKE 90 DAYS OR MORE TO PAY AND/OR HOLD A RESERVE FOR REFUNDS. Payments will usually commence within 90 days after Product has launched. Example: Company and Developer launches Products January 1. The game received revenue in January, but Company and/or Developer isn’t paid until late April, so Company will send a statement to Artist by May. In May the payment will reflect January statement and will continue as shown.

(iv) Top Fan Gross Revenue - Top Fan is a Fan Experience Application (and an alternate distribution platform for the Product) that the Artist will share revenue with Top Fan on a 50%/50% basis, minus a 20% admin fee payable as deducted and shared by Company and Developer, with balance of the Artists 50% share to be sent to Artist on a monthly basis as monies are received by Top Fan. Any statements and payments owed by Company to Artist will be made in the timeframes and based on funds actually received as described in the Royalty section.

(v) Artist may, at its own expense, appoint an independent public accountant or attorney to examine those books and records of Company solely to the extent that and solely for the purpose of verifying the accuracy of the accounting statements sent to and/or required to be sent to Artist herein. The accountant or attorney may make an examination of a particular accounting statement only once, and only within twenty four (24) months after the date Artist receives and/or should have received such accounting statement. Such examination shall be made during Company’s usual business hours, upon thirty (30) days prior written notice, at the place where such books and records are maintained. The auditing rights granted herein shall not be exercised more than once in any twelve (12) month period. Artist shall give specific notice of any objection to an accounting statement within twenty four (24) months following the date of receipt of and/or date it should have received such accounting statement or such accounting statement will become conclusively binding and Artist waives any further right to object. In addition, unless Artist commences a legal or remedial action within thirty six (36) months following the date it receives and/or should have received such accounting statement, Artist waives its right to undertake any legal or remedial action in connection with such accounting statement. In the event an audit reveals an underpayment by Company, Company shall promptly remit payment to Artist in the amount of such underpayment. If any underpayment, is accurately determined as a result of such audit to be more than ten percent (10%) below the amount otherwise due Artist, Company shall be liable to Artist for the underpayment, and Artist’s reasonable out of pocket and documented costs and reasonable out of pocket and documented accountant and outside legal fees (excluding travel, hotel, food, etc.) in undertaking the audit. IT IS UNDERSTOOD THE COMPANY, NOT THE DEVELOPER, IS SOLELY RESPONSIBLE FOR ALL REPORTING AND PAYMENTS TO ARTIST (AND/OR ITS AGENT) IN THIS AGREEMENT.

5.	TOP FAN (FAN CLUB APPLICATION INTEGRATION)

a) With Artist’s written approval CONTAINED HEREIN, which approval may be not be redacted or withheld for the Term of this Agreement, Company and Developer shall register the Artist with Top Fan and may place their name, likeness, image, and integrate various software developed by Top Fan and/or Developer on the Artist’s behalf, to create a FAN CLUB experience within the Top Fan distribution system(s) and/or within the Product(s), in order to promote the Artist and the Product(s).

b) The Artist will provide content to Company, Developer, (and Top Fan if applicable), and Top Fan may launch a separate application that will promote the Artist’s Fan Club and containing the Product/game/app within the TOP FAN application. In the event that the parties wish to make Artist-related materials available for sale via the Virtual Fan Club, the parties shall negotiate the terms and conditions of such exploitation in good faith with payment of Royalties calculated and paid the same as stated in this Agreement.

6.	INDEPENDENT CONTRACTOR

The parties are independent contractors and each assumes its own responsibility for the collection and payment of all employer and employee contributions and taxes (if applicable) owing in connection with the payment of the Royalties hereunder pursuant to all applicable laws now in effect or hereafter enacted.

7.	FORCE MAJEURE

a) Should any customary Force Majeure occurrence beyond the parties’ reasonable control make it impractical or impossible for the events to take place as scheduled and/or for the Artist to render Services, including, but not limited to, such Force Majeure events such as outbreak of war or terrorist activity, or labor troubles, strikes, boycotts, or any similar or dissimilar occurrence, the party’s will mutually agree upon a revised date and/or location to occur solely during the Term. Should the Force Majeure event continue beyond three (3) months, or such shorter time period as may be reasonable under the circumstances, either party may terminate the Term of this Agreement. For the avoidance of doubt, the foregoing shall not relieve Company of its obligation to make required payments, including, without limitation, royalty payments hereunder.

b) If the Artist makes any public statement disparaging Company or Developer, if the Artist is convicted of any felony pursuant to Penal Law, or otherwise conducts him/herself in any way that is considered contrary to community standards of justice, honesty, or good morals, or reflects adversely on Company or Developer (in Company’s and Developer’s sole discretion) during the Term, then Company and/or Developer will have the right to terminate this Agreement with no further obligation to the Artist except to pay compensation hereunder if services rendered or if Company releases the Product embodying Artist’s Personality Rights and/or Masters and/or Compositions. Company and Developer shall not make any public statement disparaging Artist.

8.	WARRANTIES AND INDEMNIFICATION

a) Artist agrees to defend, indemnify and hold harmless Company, Developer, and their respective parent companies, agents, licensees, contractors, officers, and employees, from any and all third party claims, damages, costs, judgments, penalties and expenses of any kind (including reasonable outside legal fees and reasonable out of pocket and documented disbursements) which may be obtained against, imposed upon or suffered by Company and/or Developer as a result of the uncured material breach of this Agreement by Artist, provided that such third party claim has been reduced to a final adverse judgment in a court of competent jurisdiction or settled with Artist’s prior written consent, not to be unreasonably withheld.

b) Company agrees to defend, indemnify and hold harmless Artist, and each of their respective agents, employees, contractors, licensees, from any and all claims/liabilities damages, costs, judgments, penalties and expenses of any kind (including reasonable legal fees and disbursements) which may be obtained against, imposed upon or suffered by Artist as a result of the breach by the Company of this Agreement, the exploitation of any materials created hereunder or otherwise arising out of Company’s products, including, without limitation, the Product, provided that such third party claim has been reduced to a final adverse judgment in a court of competent jurisdiction or settled with Company’s prior written consent, not to be unreasonably withheld.

c) Company warrants and represents that (i) the Product and any materials related thereto created by or on behalf of Company (excluding any materials provided solely by Artist to Company or its agents) do not and will not infringe upon or violate the rights of any third parties; (ii) it shall conduct all of its activities under this Agreement and in connection with the Product and the distribution, sale and promotion thereof, in accordance with all applicable Federal, State, international, and local laws, rules and regulations and the rules and regulations of the approved platform, i.e. Facebook; and (iii) it shall be solely responsible for obtaining any and all clearances, licenses, and consents (including, without limitation, from all record labels, music publishers) at Company’s sole non-recoupable expense, and for making any and all payments due in connection therewith in connection with the Product and any and all approved materials related thereto.

d) Artist warrants and represents that (i) the Artist has the rights to all materials and permissions submitted to Company and/or Developer, which do not and will not infringe upon or violate the rights of any third parties; (ii) it shall conduct all of its activities under this Agreement and in connection with the Artist’s materials, in accordance with all applicable Federal, State, international, and local laws; and (iii) it shall be solely responsible for obtaining any and all clearances, licenses, and consents (including, without limitation, from all record labels, agents, music publishers) pertaining to Artist’s materials submitted to Company and/or Developer for use within the Products and any and all approved materials related thereto.

e) The parties acknowledge that the Developer is a third-party to this Agreement, and is providing its apps, computer code, and performing its services, by proxy under the Company’s direction, to assist with all technical aspects of producing the Product(s); with the understanding that the Product apps are by their very nature not guaranteed to be free of errors or other defects nor perform for a particular purpose. Due to the nature of apps and the complex app store interactions, of which often times software developers have no control, the parties shall hold the Developer harmless for technical issues that may arise. However, the Company warrants the Developer will, for the Product(s) to which it has control and if applicable, correct errors and defects on a commercially reasonable, as-is, best-effort basis for the Term of this Agreement.

9.	MUTUAL DISCLAIMER

a) The parties acknowledge that due to the complexities of computer networks, advertising services, app stores, computer code, online servers, and the like, that the availability and reliability of such services cannot be guaranteed (for example, when involving organizations the parties cannot directly control, such as Apple, Google, TopFan, etc).

b) The parties agree to waive liability and hold each other harmless for all technical and security failures of third-party computers, networks, services, software, and related, to which the parties have no direct ownership or control. This mutual hold harmless involving third-parties includes but is not limited to online app store account closures for any reason distributing Product.

c) The parties agree that all computer code and related software embodying the Product, regardless of origin (eg., Apple, Google, Developer, Top Fan, Open Source projects, etc), is provided “AS IS” and any expressed or implied warranties, including, but not limited to, the implied warranties of merchantability and fitness for a particular purposes, are disclaimed. In no event shall the parties be liable for any direct, indirect, incidental, special, exemplary, or consequential damages (include, but not limited to, procurement of substitute goods or services; loss of use, data, or profits; or business interruption) however caused and on any theory of liability, whether in contract, strict liability, or tort (including negligence or otherwise) arising in any way out of the use of said Product, even if advised of the possibility of such damage.

10.	CONFIDENTIALITY

The terms and provisions of this Agreement, as well as any and all advertising materials, ideas, plans, computer code, apps, techniques, accounts, products, business, customers, methods of operation, as well as any and all data, summaries, reports or information, and any and all personal information of Artist, furnished by a party to the other constitute “Confidential Information.” Each party covenants and agrees that the receiver of the information will not disclose to any third party, or use for that party’s own purposes outside of this Agreement, any Confidential Information, except: (i) at the other party’s written direction or permission; (ii) the party’s general relationship in this program, by way of example press announcements, marketing, advertising, and otherwise in Artist’s publicity and for Product promotional purposes; (iii) if the information becomes public through no fault of the other party, (iv) as required by law, a subpoena or order or a court or any other governmental agency, and then only to the minimum extent necessary to comply with such law, subpoena or order, (v) as may be necessary to perform the requirements of this Agreement, (vi) as may be required by the parties’ certified legal and accounting professionals, or (vii) as may be requested by any app store or other distribution service (eg. Apple, Google, TopFan, etc), as written evidence of Company’s and Developer’s valid license and explicit permission to use the Artist’s celebrity, likeness, personality, and similar rights for the Product(s) in duration of the Term.

11.	AUTHORITY

Each party warrants and represents that it has the right, power and authority to enter into this Agreement, perform its obligations and grant the rights granted and further described in this Agreement.

12.	INJUNCTIVE RELIEF

Artist acknowledges that the services to be performed by Artist are unique, and of extraordinary value and may be impossible to replace and that any material breach of this Agreement by Artist may cause Company or the Developer irreparable damage. It is therefore agreed that in the event of a material breach by Artist, Company shall be entitled to seek injunctive relief or other relief in a court of equity, in addition to such other and further relief as Company may be entitled to seek at law.

13.	TERMINATION

a) If after receipt of a written notice from Company of a material default by Artist, if Artist fails to cure such breach within thirty (30) days, then Company and/or Developer, as applicable, shall have the right to terminate this Agreement forthwith and Company shall have no further obligation to the Artist except to pay compensation, including royalties, if payable under the terms of this agreement in connection with the Product embodying Artist’s Likeness.

b) If after receipt of a written notice from Artist of a materials default by Company, if Company fails to cure such breach within thirty (30) days, then Artist may terminate this Agreement in the event of the material breach of this Agreement by Company provided that such material breach is not cured (if capable of being cured) within thirty (30) days generally or within fifteen (15) days with respect to past-due royalty payments owed, following written notice specifying the grounds for such material breach.

Upon any such termination, the Term of this Agreement shall terminate and the parties will be deemed to have fulfilled all of their obligations, except those terms, provisions, and obligations, which will survive the end of the Term that by their nature are meant to survive expiration or termination of this Agreement for any reason, as follows: warranties, representations, indemnification, confidentiality, the obligation to pay royalties if payable, and audit rights.

14.	NOTICES

Any notice to be given by Company to Artist hereunder shall be deemed to have been sufficiently given if delivered personally, delivered by reputable overnight courier with proof of delivery, faxed with confirmation, or mailed by certified mail (return receipt requested) to Amp Law Firm, PLLC, c/o Angie Martinez, Esq., 2100 Ponce De Leon Boulevard, Suite 1045, Coral Gables, Florida 33134. Notices from Artist to Company shall go to Company, c/o John Acunto, Attn: Artist Department, with a copy simultaneously sent to Developer. All notices shall be deemed given upon confirmed receipt.

15.	ASSIGNMENT

Company may assign or license this Agreement, and/or the rights granted to it hereunder, provided that Company shall remain secondarily liable hereunder. This Agreement is personal to Artist and may not be assigned or transferred in whole or in part by Artist to any third party without Company’s prior written consent. This Agreement is binding upon the parties hereto and each of their respective successors, heirs and permitted assigns.

16.	ENTIRE UNDERSTANDING

It is agreed that the entire understanding between the parties with respect to the subject matter of this Agreement is set forth herein and that any waiver, modification, or addition, to this Agreement shall not be valid unless in writing and signed by Artist and Company.

17.	WAIVER

Any failure by Company or Artist to exercise any right granted herein upon the occurrence of any contingency set forth in this Agreement will not in any event constitute a waiver of any such right upon the recurrence of any such contingency.

18.	DISPUTE RESOLUTION

a) The parties hereto agree that any and all controversies, claims, or disputes, arising out of, relating to, or resulting from this Agreement, shall then be resolved exclusively through confidential, binding arbitration, with time being of the essence.

b) Any arbitration shall be administered and conducted by the American Arbitration Association (“AAA”) pursuant to the appropriate AAA National Rules ("Rules"). A neutral arbitrator shall be selected in a manner consistent with the Rules and the arbitration proceeding shall allow for discovery according to the Rules and State Law. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including but not limited to injunctions, motions for summary judgment and or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.

c) Arbitration shall provide the sole, exclusive and final remedy for any controversy, claim or dispute between the parties. The Arbitrator’s award shall be final and binding on the parties and judicial review shall be limited, as provided by law. Each party voluntarily waives their rights to a jury trial, and neither party shall be permitted to pursue court action regarding any claims, all of which are subject to arbitration.

19.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. The local, state and federal courts situated in New York, NY shall have the sole and exclusive jurisdiction over all disputes arising under this Agreement.

If these terms are acceptable, the Artist or its authorized agent/manager will provide a signature at the end hereof, and together with Company’s signature, will constitute this a binding Agreement between the parties.

The parties agree and desire that electronic signatures are as binding as handwritten, and that all electronic copies of this document are as binding as originals.

IN WITENESS WHEREOF, for good and valuable consideration the sufficiency of which is hereby acknowledged, this document is a complete and exclusive statement of the terms of this Agreement and may not be changed orally, but only by writing, signed by the parties hereto.

ACCEPTED AND AGREED:

Artist

/s/ Marcus Cooper
Artist named above,
or Authorized Representative

Play Celebrity Games, Inc.

By: /s/ John Acunto
An authorized signatory

Stimulating Software, LLC

By: /s/ John Acunto
An authorized signatory